EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-66357, 333-101638 and 333-101639) pertaining to the various stock option, employee stock purchase and other plans of Neogen Corporation and subsidiaries of our report dated July 15, 2004, with respect to the consolidated financial statements and schedule of Neogen Corporation and subsidiaries for 2004 and 2003 included in the Annual Report (Form 10-K) for the year ended May 31, 2004.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 11, 2004